UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date Of Report (Date Of Earliest Event Reported) April 2, 2020
  AutoNation, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13107	73-1105145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 SW 1st Ave
Fort Lauderdale, Florida 33301
(Address of principal executive offices, including zip code)
Registrant's telephone number, including area code (954) 769-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	AN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.
The COVID-19 pandemic has adversely impacted, and is expected to continue to adversely impact, AutoNation’s operations. Markets from which we derive approximately 95% of our total revenue are currently under extensive “shelter in place” or “stay at home” orders from federal, state, and local governments, which significantly restrict our business operations, in particular our sales activities. As a result of these and other less restrictive orders, we have seen significant declines in new and used vehicle unit sales, including a year-over-year decline of approximately 50% during the last two weeks of March 2020, and our parts and service business is currently operating below full capacity, despite auto retailers having been deemed essential services in most of the markets in which we operate. Government officials and health professionals on the White House Coronavirus Task Force have recently extended social distancing guidelines until at least April 30, 2020, to preserve the safety of Americans.
As a result of these developments, AutoNation has taken various actions in an attempt to mitigate the financial impact of COVID-19. We have placed approximately 7,000 employees on unpaid leave, implemented temporary base pay reductions for our associates, and frozen all new hiring. We have also taken actions to reduce our advertising expenses by approximately 50% for the second quarter of 2020, significantly reduced our discretionary spending, and postponed over $50 million of capital expenditures through the second quarter of 2020. Compensation adjustments include 50% salary reductions for our Executive Chairman and our Chief Executive Officer and President, 35% for our Executive Vice Presidents, 30% for our Senior Vice Presidents and Region Presidents, and 20% for our remaining corporate and region staff. Our Board of Directors will also temporarily waive their retainer fee.
Under our amended and restated credit agreement, we have a $1.8 billion revolving credit facility that matures on March 26, 2025. As of March 31, 2020, we had borrowings outstanding of approximately $790 million under our revolving credit facility and approximately $140 million under our commercial paper program. Based on those borrowings and the maximum leverage ratio contained in our amended and restated credit agreement, we had approximately $1.1 billion of liquidity, including over $400 million of cash and approximately $700 million of availability under our revolving credit facility.
FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “goals,” “plans,” “believes,” “continues,” “may,” “will,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements regarding our business condition, our response and the response of governments and third parties to the COVID-19 pandemic, and our available liquidity are forward-looking statements. Our forward-looking statements reflect our current expectations concerning future results and events, and they involve known and unknown risks, uncertainties, and other factors that are difficult to predict and may cause our actual results, performance, or achievements to be materially different from any future results, performance, and achievements expressed or implied by these statements. These risks, uncertainties, and other factors include, among others: the resolution of the COVID-19 pandemic; the extent to which our dealerships are classified as essential services; the response by federal, state, and local governments and other third parties to the COVID-19 pandemic; supply chain disruptions; economic conditions, including changes in demand, interest rates, fuel prices, and tariffs; new and used vehicle margins; the success and financial viability and the incentive and marketing programs of vehicle manufacturers and distributors with which we hold franchises; our ability to maintain and enhance our retail brands and reputation and to attract consumers to our own digital channels; natural disasters and other adverse weather events; the resolution of legal and administrative proceedings; regulatory factors affecting our business, including fuel economy requirements; factors affecting our goodwill and other intangible asset impairment testing; and other factors described in our news releases and filings made under the securities laws, including, among others, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Forward-looking statements contained in this news release speak only as of the date of this news release, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTONATION, INC.

Date:	April 2, 2020	By:	/s/ C. Coleman Edmunds
C. Coleman Edmunds
Executive Vice President, General Counsel and Corporate Secretary